EXHIBIT 99.1

NONQUALIFIED STOCK OPTION AGREEMENT
dated as of ________________ between
THE CHEESECAKE FACTORY INCORPORATED,
a Delaware corporation (the “Company”),
and ________________ (the “Grantee”)

The Company, acting through its Board of Directors (the “Board”) or through a Committee (as defined in the Plan), has granted to the Grantee, effective as of the date of this Agreement, an option under the Company’s 1997 Non-Employee Director Stock Option Plan (the “Plan”) to purchase shares of Common Stock, on the terms and subject to the conditions set forth in this Agreement and the Plan.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

SECTION 1. The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety. In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Grantee upon request. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan.

SECTION 2. Option; Option Price. On the terms and subject to the conditions of the Plan and this Agreement, the Grantee shall have the option (the “Option”) to purchase up to _____ shares of Common Stock (the “Option Shares”) at the price of ______ per Option Share (the “Option Price”) at the times and in the manner provided herein. Payment of the Option Price shall be made in the manner specified by Article VI of the Plan. The Option is not intended to qualify for federal income tax purposes as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

SECTION 3. Exercise of Option. The Option shall become exercisable as to one hundred percent (100%) of the Option Shares upon the date of hereof. The Option shall be exercised by delivering a written notice of exercise to the Assistant Secretary of the Company. The notice shall state the whole number of shares of Common Stock with respect to which the Option is being exercised and shall be signed by the person exercising the Option. In the event the Option is exercised by any person other than the Grantee, the notice shall be accompanied by proof, satisfactory to counsel for the Company, of the right of that person to exercise the Option.

SECTION 4. Term. The term of the Option (the “Option Term”) shall commence on the date hereof and expire on the earlier of (i) the tenth anniversary of the date of grant and (ii) one year from the date on which a Grantee ceases to be an Eligible Director.

SECTION 5. Restriction on Transfer. The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Grantee and may be exercised during the lifetime of the Grantee only by the Grantee. If the Grantee dies, the Option shall thereafter be exercisable, in accordance with Section 6.4 of the Plan. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

SECTION 6. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

(a)        if to the Company, to it at:

The Cheesecake Factory Incorporated
26950 Agoura Road
Calabasas Hills, California 91301
Attention: David Overton,
                 Chairman of the Board and Chief Executive Officer

with copies to:

Buchalter, Nemer, Fields & Younger
18400 Von Karman Avenue, Suite 800
Irvine, CA 92612
Attention: Keith Bishop
Telephone: (949) 224-6293
Fax: (949) 224-6228

(b)	if to the Grantee, to him at the address set forth: in the Company’s records,

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (iii) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (iv) in the case of mailing, on the third business day following that date on which the piece of mail containing such communication is posted.

SECTION 7. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

SECTION 8. Grantee’s Undertaking. The Grantee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Grantee pursuant to the express provisions of this Agreement and the Plan.

SECTION 9. Modification of Rights. The rights of the Grantee are subject to modification and termination in certain events as provided in this Agreement and the Plan.

SECTION 10. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

SECTION 11. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

SECTION 12. Entire Agreement. This Agreement and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

SECTION 13. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Nonqualified Stock Option Agreement as of the date first written above.

THE CHEESECAKE FACTORY INCORPORATED, a Delaware corporation
By:

	Name:	David Overton
	Title:	Chairman of the Board and Chief Executive Officer

By: